Exhibit 99.1

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014
Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter net income from continuing operations of $3.07 per fully diluted share, an increase of $2.84 per share over fourth quarter 2013. Full-year 2014 net income from continuing operations was $3.82 per fully diluted share, an increase of $3.75 per share over 2013. Fourth quarter earnings growth was due to a $77.1 million gain on the Company's divestiture of its investment in Classified Ventures, partially offset by a $7.6 million non-cash charge related to the amortization of actuarial losses in conjunction with pension settlements. Full-year earnings growth also reflects an $18.5 million gain related to the second quarter sale of apartments.com by Classified Ventures. Fourth quarter and full-year 2014 net income from continuing and discontinued operations was $56.5 million and $92.9 million, respectively.
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations was $6.3 million in the fourth quarter of 2014, a decrease of 28 percent compared to the prior year period. Full-year 2014 adjusted EBITDA from continuing operations was $17.0 million, a decrease of 9 percent compared to the prior year.
As of December 31, 2014, cash and cash equivalents were $158.2 million, and the Company had no debt.
Jim Moroney, chairman, president and Chief Executive Officer, said, “After considering non-cash pension expenses and transaction related costs, the Company's operating income has remained strong. In 2014, digital advertising and marketing services revenues grew by 13 percent for the full year and we expanded our commercial printing revenues by 76 percent. Taken together, these areas added $11.5 million in incremental revenue to our top line in 2014, all of which helped us limit our decline in year-over-year revenue to 1.2 percent, the smallest degree of decline since the spin-off of the Company. In addition, the Company realized a significant return

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

on its investment in Classified Ventures, which permitted us to return significant capital to our shareholders, while providing sufficient liquidity to make additional investments in new businesses that will further diversify our sources of revenue and make the Company less dependent on revenue tied to paid print edition volumes."

Fourth Quarter Results from Continuing Operations

Total revenue was $73.2 million in the fourth quarter of 2014, remaining flat compared to the prior year period.
Revenue from advertising and marketing services, including print and digital revenues, decreased 5 percent to $43.3 million as display, preprint and classified advertising revenues decreased 11 percent, 7 percent and 14 percent, respectively.
Digital revenue increased 17 percent to $8.6 million primarily due to the continued growth in marketing services revenue associated with Speakeasy and increased revenue from dallasnews.com resulting from a new programmatic advertising platform and growth in both unique visitors and page views.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 12 percent to $5.9 million. This decline primarily resulted from lower classified and preprint advertising revenue at The Dallas Morning News' free, home-delivered print news product Briefing.
Circulation revenue decreased 4 percent to $21.5 million as a decline in home delivery revenue due to lower volumes was partially offset by increased single copy revenue due to higher rates.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

Printing, distribution, and other revenue increased 52 percent to $8.5 million in the fourth quarter of 2014 primarily due to the impact of printing the Fort Worth Star-Telegram, additional printing of two local community newspapers and two Untapped events owned and promoted by Crowdsource.
Total consolidated operating expense in the fourth quarter was $80.2 million, a 17 percent increase compared to the prior year period primarily due to a $7.6 million charge resulting from pension settlements in the fourth quarter, higher delivery and labor costs related to additional printing and distribution business, and increased severance expense, offset by lower salary and newsprint expenses.
The Company’s newsprint expense in the fourth quarter was $5.1 million, a decrease of 12 percent compared to the prior year period. Newsprint consumption declined 7 percent to approximately 9,000 metric tons. Compared to the prior year period, newsprint cost per metric ton decreased 6 percent and the average purchase price per metric ton for newsprint decreased 2 percent.

Full-Year Results from Continuing Operations

Total revenue was $272.8 million in 2014, a decrease of 1 percent compared to the prior year. This represents the second consecutive year the Company has been effective in significantly stabilizing year-over-year revenue losses attributable to declines in print related revenue. The continued improvement in year over year revenue performance in 2014 was driven by growth in printing and distribution revenues and from growth in revenues from the Company's recent initiatives in marketing services and event promotion.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

Advertising and marketing services revenue decreased 6 percent to $158.2 million primarily due to declines in display, preprint and classified advertising revenues which decreased 14 percent, 6 percent and 8 percent, respectively. These decreases were partially offset by growth in digital advertising revenue of 5.6 percent, while the Company's marketing services revenue associated with 508 Digital and Speakeasy generated $8.0 million of combined revenues in 2014, an increase of 39 percent over the prior year.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 7 percent to $23.0 million, primarily due to lower preprint and classified advertising.
Circulation revenue decreased 2 percent to $84.9 million due to lower volumes, substantially offset by increased rates for home delivery and single copy.
Printing, distribution and other revenue increased 35 percent to $29.7 million primarily due to the impact of printing the Fort Worth Star-Telegram, additional printing of two local community newspapers and an increase in events promoted by Crowdsource.
Total consolidated operating expense was $280.5 million in 2014, a 2 percent increase compared to the prior year. This increase was primarily driven by a $7.6 million charge resulting from pension settlements in the fourth quarter, higher delivery and labor costs related to additional printing and distribution business, and higher third party costs associated with classified advertising, offset by lower salary and newsprint expense. Excluding the $7.6 million non-cash pension charge, consolidated operating expense decreased 1 percent compared to the prior year.
In 2014, the Company’s newsprint expense was $19.8 million, a decrease of 11 percent compared to the prior year. Newsprint consumption decreased 9 percent to approximately 34,000 metric tons. Compared to the prior year, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 3 percent and 1 percent, respectively.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

In 2014, the Company's total direct compensation expense decreased by $4.1 million or 4.3 percent, primarily due to headcount reductions and lower commissions. As of December 31, 2014, A. H. Belo had approximately 1,200 full-time equivalent employees, a decrease of approximately 23 percent compared to the prior year, primarily due to the sale of The Providence Journal during 2014.

Discontinued Operations

In 2014, income from discontinued operations was $6.8 million, which included a pretax gain of $17.1 million from the disposition of The Providence Journal and pretax income of $4.1 million from operations through its September 3, 2014 sale date.

Pension Plans

In 2014, the Company made required contributions to its pension plans of $9.9 million and a fourth quarter voluntary contribution of $20.0 million. The Company does not anticipate any required cash contributions to its pension plans in 2015.

In 2014, the liability for the net unfunded position of the Company's pension plans increased by $15.8 million due to $49.2 million in actuarial adjustments primarily related to lower discount rates and adoption of new mortality tables, partially offset by favorable investment performance and contributions during the year. These actuarial adjustments were recorded to accumulated other comprehensive loss on the balance sheet. Pension expense for 2014 was $4.1 million, which includes the $7.6 million charge for pension settlements.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

Income Taxes

As a result of the previously discussed transactions, the Company generated taxable income in 2014. The tax provision recognized was reduced by $28.4 million for changes in the valuation allowance, which primarily resulted from the use of $19.6 million in net operating loss carryforwards.

Real Estate Holdings

In the fourth quarter of 2014, the Company sold the land and building formerly used as a commercial packaging operation in southern Dallas, generating sales proceeds and a gain of $6.7 million and $1.8 million, respectively.

Non-GAAP Financial Measures

Reconciliations of net income to EBITDA and Adjusted EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2014 Net Income
from Continuing Operations
February 26, 2015

Financial Results Conference Call

A. H. Belo will conduct a conference call on Friday, February 27, 2015, at 10:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1092 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CST on February 27, 2015, until 11:59 p.m. CST on March 6, 2015. The access code for the replay is 351809.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges attracting and retaining key personnel; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2014	2013	2014	2013
Net Operating Revenue
Advertising and marketing services	$43,265	$45,657	$158,183	$167,945
Circulation	21,464	22,250	84,922	86,274
Printing, distribution and other	8,483	5,574	29,683	21,964
Total net operating revenue	73,212	73,481	272,788	276,183
Operating Costs and Expense
Employee compensation and benefits	33,559	26,804	111,710	110,412
Other production, distribution and operating costs	34,309	29,080	122,239	114,720
Newsprint, ink and other supplies	8,495	9,363	32,507	34,847
Depreciation	3,721	3,357	13,820	14,861
Amortization	77	32	198	121
Total operating costs and expense	80,161	68,636	280,474	274,961
Operating income (loss)	(6,949)	4,845	(7,686)	1,222
Other Income, Net
Gains on equity method investments, net	76,692	451	93,898	2,269
Interest expense	—	—	—	(311)
Other income, net	1,637	80	5,773	196
Total other income, net	78,329	531	99,671	2,154
Income from Continuing Operations Before Income Taxes	71,380	5,376	91,985	3,376
Income tax provision	2,503	87	5,978	1,460
Income from Continuing Operations	68,877	5,289	86,007	1,916
Income from discontinued operations	298	3,867	4,064	665
Gain (loss) related to the divestiture of discontinued operations, net	(52)	8,656	17,057	13,402
Tax expense from discontinued operations	12,653	195	14,351	57
Gain (Loss) from Discontinued Operations, Net	(12,407)	12,328	6,770	14,010
Net Income	56,470	17,617	92,777	15,926
Net loss attributable to noncontrolling interests	(72)	(22)	(152)	(193)
Net Income Attributable to A. H. Belo Corporation	$56,542	$17,639	$92,929	$16,119

Per Share Basis
Basic
Continuing operations	$3.09	$0.23	$3.84	$0.07
Discontinued operations	(0.57)	0.54	0.31	0.64
Net income attributable to A. H. Belo Corporation	$2.52	$0.77	$4.15	$0.71

Diluted
Continuing operations	$3.07	$0.23	$3.82	$0.07
Discontinued operations	(0.57)	0.54	0.31	0.64
Net income attributable to A. H. Belo Corporation	$2.50	$0.77	$4.13	$0.71

Weighted average shares outstanding
Basic	21,943,031	21,972,832	21,899,602	21,967,666
Diluted	22,034,687	22,098,783	22,006,022	22,063,741

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$158,171	$82,193
Accounts receivable, net	34,396	32,270
Other current assets	13,323	11,246
Assets of discontinued operations	565	42,716
Total current assets	206,455	168,425
Property, plant and equipment, net	61,589	74,863
Intangible assets, net	25,238	24,823
Other assets	5,465	11,107
Total assets	$298,747	$279,218
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,904	$13,717
Accrued expenses and other current liabilities	72,065	14,275
Advance subscription payments	15,894	14,842
Liabilities of discontinued operations	543	11,538
Total current liabilities	101,406	54,372
Long-term pension liabilities	65,859	50,082
Other liabilities	5,463	5,988
Total shareholders’ equity	126,019	168,776
Total liabilities and shareholders’ equity	$298,747	$279,218

A. H. Belo Corporation
Reconciliation of Net Income to EBITDA and Adjusted EBITDA from Continuing Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands (unaudited)	2014	2013	2014	2013
Net Income Attributable to A. H. Belo Corporation	$56,542	$17,639	$92,929	$16,119
Less: Income (loss) from discontinued operations, net	(12,407)	12,328	6,770	14,010
Plus: Net loss attributable to noncontrolling interests	(72)	(22)	(152)	(193)
Income from continuing operations	68,877	5,289	86,007	1,916
Depreciation and amortization	3,798	3,389	14,018	14,982
Interest expense	—	—	—	311
Income tax provision	2,503	87	5,978	1,460
EBITDA from Continuing Operations	75,178	8,765	106,003	18,669
Addback:
Acquisition costs	577	—	577	—
Pension plan settlement loss	7,648	—	7,648	—
Net investment-related gains	(77,092)	—	(97,240)	—
Adjusted EBITDA from Continuing Operations	$6,311	$8,765	$16,988	$18,669
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated by adding back to EBITDA recorded expenses to acquire new businesses, expense related to the settlement of pension plan obligations, net investment-related losses and non-cash impairment expense, as applicable.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net income from continuing operations, cash flows provided by operating activities or other comparable measures prepared in accordance with GAAP. Additionally, these non-GAAP measures may not be comparable to similarly-titled measures of other companies.